WEIL, GOTSHAL & MANGES LLP
      A Limited Liability Partnership Including Professional Corporations
                767 Fifth Avenue * New York, New York 10153-0119
                                 (212) 310-800
                              Fax: (212) 310-8007


                                March 19, 1997




National Auto Finance Company, Inc.
621 N.W. 53rd Street, Suite 200
Boca Raton, Florida  33487

Gentlemen:

            We have acted as counsel to National Auto Finance Company, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement"), with respect to the Company's 1996 Share Incentive Plan (the "1996 Plan"). Pursuant to the 1996 Plan, the Company has reserved for issuance up to 500,000 shares of common stock, par value $.01 per share (the "Common Stock").

            In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, all documents incorporated therein by reference, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

            In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

National Auto Finance Company, Inc.
March 19, 1997
Page 2


            Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the shares of the Common Stock to be issued pursuant to the terms of the 1996 Plan have been duly authorized and, when issued, delivered and paid for in accordance with the provisions of the 1996 Plan, will be validly issued, fully paid and nonassessable.

            The opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal law of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

            The opinion expressed herein is rendered solely for your benefit in connection with the transactions described herein. This opinion may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

            We hereby consent (i) to be named in the Registration Statement as the attorneys who have passed upon the legality of the securities described therein and (ii) to the filing of this opinion as an exhibit to the Registration Statement.


                                    Very truly yours,

                                    WEIL, GOTSHAL & MANGES LLP





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